UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 1, 2015 (Date of earliest event reported)

U.S. GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

390 E Parkcenter Blvd, Ste 250, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Zurkoff Employment Agreement

On May 1, 2015, the Company entered into an amendment to the employment agreement with Jonathan Zurkoff as the Company’s Executive Vice President, Finance. The employment agreement, as amended, is effective as of April 1, 2015, and will remain in effect until March 31, 2016 unless earlier terminated in accordance with its terms.

Under the terms of the employment agreement, Mr. Zurkoff has agreed to devote all of his working time exclusively for the benefit of the Company. In consideration for the performance by Mr. Zurkoff of his responsibilities and duties as Executive Vice President, Finance of the Company, the Company has agreed to pay to Mr. Zurkoff compensation of $160,000 per annum pursuant to the employment agreement. This salary may be adjusted annually on the anniversary date of the employment agreement and is currently $192,000 per annum. The Company has also agreed to provide to Mr. Zurkoff such 401K retirement benefit as is available to other employees of the Company, and to provide to Mr. Zurkoff (and his immediate family) such medical, dental and related benefits as are available to other employees of the Company. In addition, the Company will reimburse Mr. Zurkoff for reasonable expenses incurred in connection with the performance of his duties under the employment agreement. Mr. Zurkoff is entitled to a paid vacation of 20 days within each 12 month period under the terms of the employment agreement.

The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance payments, benefits, damages or other sums for causes which include failure to perform his duties in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a material conflict of interest, a plea of guilty to, or conviction of, an indictable offense which may not be further appealed, fraud, dishonesty, illegality or gross incompetence, failure to disclose material facts concerning business interests or other employment that are relevant to his employment with the Company, refusal to follow reasonable and lawful directions of the Company, breach of fiduciary duty, and material breach under, or gross negligence in connection with his employment under, the employment agreement. Otherwise, either party may terminate the employment agreement upon one month’s written notice.

In the event that Mr. Zurkoff’s employment is terminated without “cause” by the Company or for “good reason” by Mr. Zurkoff, and in the event that a “change of control” has occurred within the 12 months prior to the termination, Mr. Zurkoff is entitled to receive compensation equal to 18 monthly installments of his normal compensation on the 30th day after the date of termination (which sum would be currently $288,000).

Termination for “good reason” means Mr. Zurkoff’s employment is terminated after the initial existence of any of the following conditions, provided Mr. Zurkoff has given 60 days’ notice of the existence of such condition and the Company has failed to remedy such condition within 30 days after receiving such notice: (i) material diminution of his base compensation or authority, duties or responsibilities; (ii) material diminution in the authority, duties or responsibilities of the supervisor to whom he reports, including a requirement to report to a corporate officer or employee instead of reporting directly to the board of directors; (iii) material diminution in the budget over which he retains authority; or (iv) material change in the geographic location at which he must perform services.

A “change of control” includes (i) a merger, amalgamation, arrangement, consolidation, reorganization or transfer where more than 50% of the voting securities of the Company are acquired by one or more other persons and more than 50% of the Company’s board of directors’ membership changes, (ii) any person or persons acting together by agreement or understanding acquire(s), directly or indirectly, 50% or more of the voting securities of the Company, (iii) any person or persons acting together by agreement or understanding acquire(s), directly or indirectly, the right to appoint the majority of the directors of the Company, or (iv) the Company disposes of all or substantially all of its assets, other than to its subsidiaries.

The employment agreement also includes covenants by Mr. Zurkoff with respect to the treatment of confidential information and non-competition, and provides for equitable relief in the event of breach.

The foregoing description of the employment agreement with Mr. Zurkoff, as amended, is not complete and is qualified in its entirety by reference to the full text of the employment agreement, as amended, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement effective December 31, 2010 between U.S. Geothermal Inc. and Jonathan Zurkoff, as amended effective March 31, 2013 (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 26, 2013)
10.2	Amendment to Employment Agreement between U.S. Geothermal Inc. and Jonathan Zurkoff effective as of April 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2015	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement effective December 31, 2010 between U.S. Geothermal Inc. and Jonathan Zurkoff, as amended effective March 31, 2013 (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 26, 2013)
10.2	Amendment to Employment Agreement between U.S. Geothermal Inc. and Jonathan Zurkoff effective as of April 1, 2015